Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces 2024 Fourth Quarter and Full Year Results

Completes exit from banking-as-a-service depository operations

Performance reflects sequential improvement in deposit growth, noninterest expense reduction, and nonperforming asset reduction

Regulatory remediation efforts on track

RICHMOND, VA, January 30, 2025 /PRNewswire/ -- Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank” or the “Bank”) and BRB Financial Group, Inc., today announced financial results for the quarter and year ended December 31, 2024.

For the quarter ended December 31, 2024, the Company reported a net loss of $2.0 million, or $0.03 per diluted common share, compared to net income of $0.9 million, or $0.01 per diluted common share, for the quarter ended September 30, 2024, and a net loss of $5.8 million, or $0.30 per diluted common share, for the fourth quarter of 2023. Net loss for the fourth quarter of 2024 and net income for the third quarter of 2024 included after-tax losses of $2.0 million and $0.8 million, respectively, on the sale of mortgage servicing rights (“MSRs”), while net income for the third quarter of 2024 included a $6.6 million after-tax recovery of credit losses on a specialty finance loan sold during the quarter. The net loss for the fourth quarter of 2023 included a $1.3 million after-tax loss on the sale of an equity investment in a fintech company. After-tax regulatory remediation expenses for the fourth and third quarters of 2024 were $0.2 million and $0.3 million, respectively, compared to $2.5 million for the fourth quarter of 2023.

For the year ended December 31, 2024, the Company reported a net loss of $15.4 million, or $0.31 per diluted common share, compared to a net loss of $51.8 million, or $2.73 per diluted common share, for the year ended December 31, 2023. The net loss in 2023 included an after-tax goodwill impairment charge of $26.8 million and a $4.7 million after-tax settlement reserve for the previously disclosed Employee Stock Ownership Plan ("ESOP") litigation assumed in the 2019 acquisition of Virginia Community Bankshares, Inc. After-tax regulatory remediation expenses for 2024 and 2023 were $3.6 million and $8.1 million, respectively.

A Message From Blue Ridge Bankshares, Inc. President and CEO, G. William “Billy” Beale:

“As I complete my first full fiscal year with Blue Ridge, I am pleased with the progress in our journey to restoring Blue Ridge Bank to its core strengths as a community-focused banking institution.

“As I noted after the third quarter of 2024, we are focused on three vital areas: our remediation work in response to the directives of our primary regulator; our initiatives to improve operational efficiency across the organization; and positioning Blue Ridge for future growth.

•
“With respect to our regulatory remediation work, I am pleased to say that as of the end of 2024, we had exited 45 fintech banking-as-a-service (“BaaS”) depository partnerships in an orderly wind down as to not adversely impact the many customers attained through these relationships. In doing so, we reduced deposits from these sources by $445 million. Over the same period, we reduced our dependency on wholesale funding by nearly $113 million. To meet these obligations, our team selectively reduced out-of-market loans, sold non-core assets, and grew deposits in the Bank’s primary footprint by approximately $172 million.

•
“In light of our move away from the fintech deposit business, we have decided to exit our fintech lending relationships. At one point, we had seven partnerships and are currently at three. The investment in maintaining these relationships is too great for our appetite for this business and the business is not in alignment with our strategy. I expect it will be several quarters before we have completely exited.

•
“The second area of initiative is our focus on operational efficiency. This initiative will gain acceleration over the next several quarters, as we have already taken certain steps that will yield future benefits. We ended 2024 with 71, or 14%, fewer employees than at the end of 2023. For the fourth quarter, our noninterest expense was down 3% from the third quarter and 16% lower than the fourth quarter of 2023. This decline was driven by lower salaries and benefits costs and the large reduction of regulatory remediation costs.

•
“The third vital area of initiative is pursuing profitable growth. Many of the actions we have taken over the last year to meet the requirements of our regulators and strengthen the balance sheet have a significant near-term impact, most notably on our expense levels and bottom line. Over the next several quarters, we will stabilize our loan portfolio and continue our focus on growing in-market deposits. I am pleased with our success in this area, as deposits in our primary footprint increased in each quarter of 2024, with an annual increase of over 10%.

•
“Alongside these initiatives has been our focus on improving the quality of our lending portfolio. Credit administration had an enhanced focus in 2024, and consequently, we have a stronger loan portfolio at the end of 2024 than when we began the year. At the end of the fourth quarter, our nonperforming loans to total assets ratio was 0.93%, compared to 1.09% as of the prior quarter end and 2.02% as of year-end 2023.

“I am confident that Blue Ridge Bank today is a stronger, healthier financial institution than as the year began. During 2024, we have fundamentally repositioned the balance sheet to align with our strategy of returning to our roots as a community-focused bank. With our stronger balance sheet, including increased capital levels, we are positioned for measured growth. Blue Ridge operates in strong commercial and consumer markets, with favorable demographic trends, which we believe offer us great opportunity. We are highly focused on bringing our profitability to acceptable levels. It will take several quarters to rebuild our earning-asset base and to right-size our cost structure; I believe we are making progress on both fronts. As we finish a successful 2024, I continue to be grateful for the support of this leadership team, our employees, our board of directors, and importantly, our shareholders.”

Q4 2024 Highlights

(Comparisons for Fourth Quarter 2024 are relative to Third Quarter 2024 unless otherwise noted.)

Net Income:

•
Net loss for the quarter was $2.0 million, or $0.03 per diluted common share, compared to net income of $0.9 million, or $0.01 per diluted common share, for the prior quarter.

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Net loss before income taxes of $2.7 million for the quarter included a $2.6 million loss on the sale of MSRs and a $1.0 million recovery of credit losses. The prior quarter income before income taxes of $1.5 million included a $1.0 million loss on the sale of MSRs and a $6.2 million recovery of credit losses resulting primarily from an $8.4 million recovery upon the completion of the previously mentioned specialty finance loan sale.

Asset Quality:

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Nonperforming loans, which include nonaccrual loans and loans past due 90 days or more and accruing interest, improved to $25.5 million, or 0.93% of total assets, at quarter end compared to $32.1 million, or 1.09% of total assets, at the prior quarter end. The decline in nonperforming loans primarily reflects loans paid off in the fourth quarter.

•
The recovery of credit losses was $1.0 million for the quarter compared to a recovery of credit losses of $6.2 million for the prior quarter. The recovery of credit losses in the fourth quarter reflects lower reserve needs due to loan portfolio balance reductions, partially offset by charge-offs of the non-guaranteed portion of certain government-guaranteed loans (“GGL”) and certain purchased loans. The recovery of credit losses in the prior quarter was primarily attributable to an $8.4 million recovery from the sale of the previously mentioned specialty finance loan and lower reserve needs due to loan portfolio balance reductions, partially offset by higher specific reserves for certain purchased loans.

•
The allowance for credit losses (“ACL”) as a percentage of total loans held for investment was 1.09% at quarter end compared to 1.17% at the prior quarter end. The decline was primarily due to charge-offs of GGL and certain purchased loans in the current quarter. Net loan charge-offs were $1.9 million in the quarter compared to a net loan recovery of $3.4 million for the prior quarter. The net loan charge-offs (recoveries) to average loans outstanding ratio (quarter-to-date annualized) was 0.36% compared to (0.61)% for the prior quarter.

Capital:

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The ratio of tangible common stockholders’ equity to tangible total assets was 11.9%1, compared to 10.6%1 at the prior quarter end. Tangible book value per common share (“TBV”) was $3.821 compared to $4.251 at the prior quarter end. The change in these ratios was primarily driven by the fourth quarter conversion of all Series C Preferred Stock into common shares and an $8.4 million increase in after-tax unrealized losses in the Company’s portfolio of securities available for sale, resulting from lower market interest rates.

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At December 31, 2024, the Bank’s tier 1 leverage ratio, tier 1 risk-based capital ratio, common equity tier 1 capital ratio, and total risk-based capital ratio were 11.80%, 16.38%, 16.38%, and 17.26%, respectively, compared to 11.56%, 15.68%, 15.68%, and 16.64%, respectively, at the prior quarter end. Capital ratios for the Company at December 31, 2024 for tier 1 leverage ratio, tier 1 risk-based capital ratio, common equity tier 1 capital ratio, and total risk-based capital ratio were 12.43%, 17.24%, 17.24%, and 19.79%, respectively, compared to 11.46%, 15.58%, 15.58%, and 19.26%, respectively, at the prior quarter end. Improvement in capital ratios for the comparative periods was primarily due to a smaller balance sheet relative to capital levels and lower total risk-weighted assets due to the change in the mix of assets on the balance sheet.

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As of December 31, 2024 and September 30, 2024, the Bank’s tier 1 leverage and total risk-based capital ratios exceeded the minimum capital ratios set forth in the Bank’s Consent Order with the Office of the Comptroller of the Currency (the “OCC”), which requires the Bank to maintain a minimum tier 1 leverage ratio of 10.00% and a total risk-based capital ratio of 13.00%.

Net Interest Income / Net Interest Margin:

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Net interest income totaled $19.1 million for both the current and prior quarters of 2024. Total interest income decreased by $1.3 million in the current quarter, primarily due to a $59.3 million decline in average interest-earning assets. Interest expense also declined by $1.3 million, largely driven by lower average balances of higher-cost deposits. Net interest margin increased to 2.80% from 2.74% during the quarter, primarily reflecting an 8 basis point decline in the cost of funds.

Noninterest Income / Noninterest Expense:

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Noninterest income for the quarter was $2.8 million, compared to $2.7 million in the prior quarter. Both the current and prior quarters included losses on the sales of MSRs of $2.6 million and $1.0 million, respectively, while fair value adjustments on MSRs before their sale were a positive $0.8 million and a negative $2.9 million, respectively. Excluding these items, noninterest income declined in the current quarter by approximately $2.0 million due to lower residential mortgage banking income, primarily driven by lower servicing income, and reduced income from fintech lending partnerships.

•
Noninterest expense for the quarter was $25.6 million compared to $26.5 million in the prior quarter, a decrease of $0.8 million. The decrease was primarily due to lower salaries and employee benefits and lower consulting expenses, partially offset by higher audit fees. Salaries and employee benefits in the quarter reflected lower headcount, primarily in the Bank’s government guaranteed lending and compliance areas. Lower consulting expense reflects a reduction in the use of outside contracting services, while higher audit fees were for outsourced audits in the Bank Secrecy Act/Anti-Money Laundering ("BSA/AML") and employee benefit plan areas.

Income Tax:

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The effective income tax rate for the quarter was 25.8% compared to 38.8% for the prior quarter. The effective income tax rate in the fourth quarter of 2024 was driven by a statutory change in ownership limit on tax credit carryforwards. Income tax expense and the effective tax rate for the prior quarter reflected the vesting of restricted stock awards where the fair value of the underlying stock at the time of vesting was lower than that at award date, which is the value expensed for financial reporting purposes.

Balance Sheet:

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Total assets decreased to $2.74 billion from $2.94 billion at the prior quarter end, a reduction of $207.4 million. This decrease was primarily due to a $108.2 million reduction in balances of cash and due from banks, primarily due to third quarter end elevated deposit balances of a fintech lending partner ahead of its normal business cycle of early month fundings, a $68.6 million decline in loans held for investment, a $13.9 million decline in bank owned life insurance, and a $19.1 million decline in MSRs. These changes reflect the balance sheet repositioning that facilitated the exit of fintech BaaS depository operations and towards a more traditional community bank model.

•
Loans held for investment were $2.11 billion at year end, a decrease of $68.6 million from the prior quarter end, and $319.2 million from year end 2023. The Company purposefully and selectively reduced balances of loans, primarily where borrowers did not represent in-market relationships.

•
Total deposit balances decreased to $2.18 billion from $2.35 billion at the prior quarter end, a decline of $167.1 million. Total deposits decreased $386.6 million from the prior year-end balance of $2.57 billion. Deposits, excluding fintech-related and wholesale deposits, increased $28.1 million in the fourth quarter and $171.6 million in 2024. Brokered deposit balances declined $28.0 million and $112.7 million in the fourth quarter and in 2024, respectively. Estimated uninsured deposits as a percentage of total deposits were 18.0% at quarter end compared to 16.8% at the prior quarter end and 22.3% at year-end 2023. The increase from the previous quarter end is due to the previously noted higher deposit levels from a fintech lending partner, which drove the ratio lower.

•
Deposits related to fintech relationships were $21.3 million at December 31, 2024, a decline of $166.1 million in the quarter and $444.5 million during 2024. Of the decline, fintech BaaS deposits decreased $63.4 million in the quarter and $370.7 million for 2024. Fintech-related deposits at year-end represented primarily corporate deposits.

•
Sources of liquidity, which consist primarily of on-balance sheet cash, available credit under secured borrowing facilities, and unpledged securities available for sale, totaled approximately $811.7 million, or 203.3% of uninsured deposits as of December 31, 2024. Sources of liquidity as of September 30, 2024 and December 31, 2023 totaled $815.0 million and $683.8 million, or 202.7% and 119.1% of uninsured deposits, respectively.

Income Statement:

Net interest income was $19.1 million for both the fourth and third quarters of 2024, compared to $21.8 million for the fourth quarter of 2023. The decline in the third and fourth quarters of 2024 compared to the fourth quarter of 2023 was primarily attributable to lower interest and fee income on loans due to lower average balances. This decline was partially offset by lower average balances and rates paid on interest-bearing demand accounts and lower average balances of wholesale funding. The majority of fintech BaaS deposits were in interest-bearing demand accounts.

Average balances of interest-earning assets decreased $59.3 million to $2.74 billion in the fourth quarter of 2024, relative to the prior quarter, and decreased $242.2 million from the year-ago period. Relative to the prior quarter and the year-ago period, the decrease reflected primarily lower average balances of loans held for investment. The yield on average loans held for investment was 5.83% and 5.80% for the fourth and third quarters of 2024, respectively, compared to 5.99% for the fourth quarter of 2023.

Average balances of interest-bearing liabilities decreased $99.6 million to $2.02 billion in the fourth quarter of 2024, relative to the prior quarter, and decreased $341.0 million from the year-ago quarter period.

Cost of funds was 3.01% for the fourth quarter of 2024, compared to 3.09% for the third quarter of 2024, and 2.91% for the fourth quarter of 2023, while cost of deposits was 2.86%, 2.91%, and 2.73%, for the same respective periods. Higher market interest rates in 2024 led to the increase in cost of funds from the year-ago period, whereas the decrease in the fourth quarter compared to the third quarter was primarily attributable to lower average balances of borrowings and fintech-related deposits. Cost of deposits, excluding wholesale deposits, was 1.55% for the quarter compared to 1.71% for the prior quarter, and 2.50% for the year-ago period. The declines from the comparative periods were primarily due to lower average balances of higher cost fintech-related deposits.

Net interest margin was 2.80% for the fourth quarter of 2024 compared to 2.74% in the prior quarter and 2.92% in the fourth quarter of 2023. The increase in net interest margin compared to the prior quarter primarily reflects lower funding costs, while the decrease compared to the year-ago period primarily reflects higher funding costs.

The Company recorded a recovery of credit losses of $1.0 million for the fourth quarter of 2024, compared to a recovery of credit losses of $6.2 million for the third quarter of 2024, and a provision for credit losses of $2.8 million for the fourth quarter of 2023. The recovery of credit losses in the fourth quarter of 2024 reflects lower reserve needs due to loan portfolio balance reductions, partially offset by charge-offs of the non-guaranteed portion of certain GGL and certain purchased loans, whereas the recovery of credit losses in the third quarter of 2024 was primarily attributable to an $8.4 million recovery from the sale of the previously mentioned specialty finance loan and lower reserve needs due to loan portfolio balance reductions. These lower reserve needs were partially offset by higher specific reserves for certain purchased loans. Provision for the fourth quarter of 2023 primarily resulted from charge-offs and reserve needs for a select group of purchased consumer loans, partially offset by a recovery of the allowance for credit losses on unfunded commitments due to lower available balances of commercial and construction lines of credit.

Noninterest income was $2.8 million for the fourth quarter of 2024, compared to $2.7 million for the third quarter of 2024, and $4.1 million for the fourth quarter of 2023. Both the fourth and third quarters of 2024 included losses on the sales of MSRs of $2.6 million and $1.0 million, respectively, while fair value adjustments on MSRs before their sale were a positive $0.8 million and a negative $2.9 million for the respective periods. Excluding these items, noninterest income in the fourth quarter of 2024 was $2.0 million lower than the third quarter of 2024 due to lower residential mortgage banking income, primarily driven by lower servicing income, and reduced income from fintech lending partnerships. The decline in noninterest income for the fourth quarter of 2024 relative to the year-ago period was primarily attributable to the $2.6 million loss on sale of MSRs and a decrease in other noninterest income of $1.4 million, primarily due to lower servicing income, partially offset by a $2.8 million positive fair market value adjustment on MSRs. Fintech lending partnerships contributed $4.1 million of noninterest income in 2024, of which $2.1 million was contributed by a partner that exited the Bank during the fourth quarter of 2024.

Noninterest expense was $25.6 million for the fourth quarter of 2024, compared to $26.5 million for the third quarter of 2024, and $30.6 million for the fourth quarter of 2023. Noninterest expense decreased $0.8 million from the prior quarter and $4.9 million from the year-ago period. The decrease relative to the third quarter of 2024 was primarily driven by lower salaries and employee benefits and lower consulting expense, partially offset by higher audit fees. Lower consulting expense reflects a reduction in the use of outside contracting services, while higher audit fees were for internal audits in the BSA/AML and employee benefit plan areas. The decrease relative to the year-ago period was primarily due to higher expenses in the year-ago period for regulatory remediation, other contractual services, and other noninterest expenses.

Balance Sheet:

Loans held for investment were $2.11 billion at December 31, 2024, compared to $2.18 billion at September 30, 2024, and $2.43 billion at December 31, 2023. These declines are attributable to the Company’s plan to purposefully and selectively reduce assets to partially meet the liquidity needs of the fintech BaaS depository operations wind down.

Total deposits were $2.18 billion at December 31, 2024, a decrease of $167.1 million and $386.6 million for the quarter and the year-to-date periods, respectively. Fintech-related deposits declined $166.1 million in the fourth quarter of 2024, while fintech BaaS deposits decreased $63.4 million in the quarter. Year-to-date fintech BaaS deposits decreased $370.7 million. Excluding fintech-related and brokered deposits, total deposits increased $28.1 million from the prior quarter end and $171.6 million from year end 2023.

The Company previously reported that it was prohibited from the acceptance, renewal, or rollover of brokered deposits, as a result of the Consent Order. In early third quarter of 2024, the Bank received approval from the FDIC allowing the Bank to accept, renew, or rollover brokered deposits for a six-month period of time and in the amount of maturities during this period. In late fourth quarter of 2024, the Bank received a six-month extension of this approval. Brokered deposits at December 31, 2024 were $402.5 million, a decline of $28.0 million from September 30, 2024, and a decline of $112.7 million from December 31, 2023. The Company had secured brokered deposits to enhance liquidity during the fintech BaaS wind down.

Noninterest-bearing deposits represented 20.8%, 19.6%, and 19.7% of total deposits at December 31, 2024, September 30, 2024, and December 31, 2023, respectively. Excluding brokered deposits, fintech-related balances represented 22.7% of total deposits at December 31, 2023.

The held for investment loan-to-deposit ratio was 96.9% at December 31, 2024, compared to 92.9% at September 30, 2024, and 94.7% at December 31, 2023.

About Blue Ridge Bankshares, Inc.:

Blue Ridge Bankshares, Inc. is the holding company for Blue Ridge Bank and BRB Financial Group, Inc. The Company, through its subsidiaries and affiliates, provides a wide range of financial services including retail and commercial banking, and retail mortgage lending. The Company also provides investment and wealth management services and management services for personal and corporate trusts, including estate planning and trust administration. Visit www.mybrb.com for more information.

Reclassifications:

Certain amounts presented in the consolidated financial statements of prior periods have been reclassified to conform to current period presentations. The reclassifications had no effect on net income (loss), net income (loss) per share, or stockholders’ equity, as previously reported.

Non-GAAP Financial Measures:

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible assets, tangible common equity, tangible book value per common share, and tangible common equity to tangible total assets to supplement the evaluation of the Company’s financial condition and performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the financial condition and capital position of the Company’s business. These non-GAAP disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements:

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identiﬁed with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phrases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s ﬁnancial performance to differ materially from that expressed in such forward-looking statements:

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the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;
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the effects of, and changes in, the macroeconomic environment and financial market conditions, including monetary and ﬁscal policies, interest rates and inﬂation;
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the impact of, and the ability to comply with, the terms of the Consent Order with the OCC, including the heightened capital requirements and other restrictions therein, and other regulatory directives;
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the imposition of additional regulatory actions or restrictions for noncompliance with the Consent Order or otherwise;
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the Company’s involvement in, and the outcome of, any litigation, legal proceedings or enforcement actions that may be instituted against the Company;
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reputational risk and potential adverse reactions of the Company’s customers, suppliers, employees, or other business partners;
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the Company’s ability to manage its fintech relationships, including implementing enhanced controls and procedures, complying with OCC directives and applicable laws and regulations, maintaining deposit levels and the quality of loans associated with these relationships and, in certain cases, winding down certain of these partnerships;
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the quality and composition of the Company’s loan and investment portfolios, including changes in the level of the Company’s nonperforming assets and charge-offs;
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the Company’s management of risks inherent in its loan portfolio, the credit quality of its borrowers, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure;
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the ability to maintain adequate liquidity by retaining deposits and secondary funding sources, especially if the Company's or the banking industry's reputation becomes damaged;
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the ability to maintain capital levels adequate to support the Company's business and to comply with OCC directives;
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the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;
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changes in consumer spending and savings habits;
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the willingness of users to substitute competitors’ products and services for the Company’s products and services;
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deposit flows;

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changes in technological and social media;
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potential exposure to fraud, negligence, computer theft, and cyber-crime;
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adverse developments in the banking industry generally, such as recent bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer and client behavior;
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changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or Blue Ridge Bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;
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the impact of changes in ﬁnancial services policies, laws, and regulations, including laws, regulations, and policies concerning taxes, banking, securities, real estate, and insurance, and the application thereof by regulatory bodies;
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the effect of changes in accounting standards, policies, and practices as may be adopted from time to time;
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estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Company’s assets and liabilities;
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geopolitical conditions, including acts or threats of terrorism and/or military conﬂicts, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conﬂicts, which could impact business and economic conditions in the United States and abroad;
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the occurrence or continuation of widespread health emergencies or pandemics, signiﬁcant natural disasters, severe weather conditions, ﬂoods and other catastrophic events; and
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other risks and factors identified in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and in ﬁlings the Company makes from time to time with the U.S. Securities and Exchange Commission (“SEC”).

The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in filings the Company makes from time to time with the SEC. Any one of these risks or factors could have a material adverse impact on the Company’s results of operations or financial condition, or cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, forward-looking information and statements contained in this release. Moreover, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties that could have an impact on its forward-looking statements. Therefore, the Company cautions not to place undue reliance on its forward-looking information and statements, which speak only as of the date of this release. The Company does not undertake to, and will not, update or revise these forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.

1 Non-GAAP financial measure. Further information can be found at the end of this press release.

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share data)	(unaudited) December 31, 2024	December 31, 2023 (1)
Assets
Cash and due from banks	$173,533	$110,491
Restricted cash	2,459	10,660
Federal funds sold	838	4,451
Securities available for sale, at fair value	312,035	321,081
Restricted equity investments	19,275	18,621
Other equity investments	4,834	12,905
Other investments	19,405	29,467
Loans held for sale	30,976	46,337
Loans held for investment, net of deferred fees and costs	2,111,797	2,430,947
Less: allowance for credit losses	(23,023)	(35,893)
Loans held for investment, net	2,088,774	2,395,054
Accrued interest receivable	12,537	14,967
Premises and equipment, net	21,394	22,348
Right-of-use lease asset	7,962	8,738
Bank owned life insurance	1,083	48,453
Other intangible assets	3,859	5,382
Mortgage servicing rights, net	386	27,114
Deferred tax asset, net	27,312	21,556
Other assets	10,598	19,929
Total assets	$2,737,260	$3,117,554
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$452,690	$506,248
Interest-bearing demand and money market deposits	598,875	1,049,536
Savings	100,857	117,923
Time deposits	1,027,020	892,325
Total deposits	2,179,442	2,566,032
FHLB borrowings	150,000	210,000
FRB borrowings	—	65,000
Subordinated notes, net	39,789	39,855
Lease liability	8,613	9,619
Other liabilities	31,628	41,059
Total liabilities	2,409,472	2,931,565
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 150,000,000 and 50,000,000 shares authorized at December 31, 2024 and December 31, 2023, respectively; and 84,972,610 and 19,198,379 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	322,791	197,636
Additional paid-in capital	29,687	252
Retained earnings	17,772	33,157
Accumulated other comprehensive loss, net of tax	(42,462)	(45,056)
Total stockholders’ equity	327,788	185,989
Total liabilities and stockholders’ equity	$2,737,260	$3,117,554

(1) Derived from audited December 31, 2023 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Three Months Ended
(Dollars in thousands, except per common share data)	December 31, 2024	September 30, 2024	December 31, 2023
Interest income:
Interest and fees on loans	$33,050	$34,747	$38,933
Interest on securities, deposit accounts, and federal funds sold	4,882	4,478	4,227
Total interest income	37,932	39,225	43,160
Interest expense:
Interest on deposits	16,329	16,984	17,899
Interest on subordinated notes	736	566	543
Interest on FHLB and FRB borrowings	1,742	2,574	2,955
Total interest expense	18,807	20,124	21,397
Net interest income	19,125	19,101	21,763
(Recovery of) provision for credit losses - loans	(500)	(6,000)	3,600
Recovery of credit losses - unfunded commitments	(500)	(200)	(830)
Total (recovery of) provision for credit losses	(1,000)	(6,200)	2,770
Net interest income after provision for credit losses	20,125	25,301	18,993
Noninterest income:
Fair value adjustments of other equity investments	232	160	167
Residential mortgage banking income	1,698	2,939	2,617
Mortgage servicing rights	795	(2,915)	(2,026)
Loss on sale of mortgage servicing rights	(2,596)	(1,011)	—
Gain on sale of government guaranteed loans	—	—	905
Wealth and trust management	561	730	483
Service charges on deposit accounts	402	376	323
Increase in cash surrender value of BOLI	58	127	310
Bank and purchase card, net	615	690	446
Loss on sale of other equity investments	—	—	(1,636)
Other	1,049	1,602	2,475
Total noninterest income	2,814	2,698	4,064
Noninterest expense:
Salaries and employee benefits	13,246	13,938	13,711
Occupancy and equipment	1,357	1,394	1,549
Technology and communications	2,645	2,767	2,426
Legal and regulatory filings	626	614	(286)
Advertising and marketing	231	222	184
Audit fees	1,071	498	1,381
FDIC insurance	1,139	1,130	1,762
Intangible amortization	255	265	297
Other contractual services	1,276	1,634	2,065
Other taxes and assessments	747	759	809
Regulatory remediation	273	357	3,155
Other	2,774	2,876	3,487
Total noninterest expense	25,640	26,454	30,540
(Loss) income before income taxes	(2,701)	1,545	(7,483)
Income tax (benefit) expense	(698)	599	(1,724)
Net (loss) income	$(2,003)	$946	$(5,759)
Basic and diluted (loss) earnings per common share	$(0.03)	$0.01	$(0.30)

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Twelve Months Ended
(Dollars in thousands, except per common share data)	December 31, 2024	December 31, 2023
Interest income:
Interest and fees on loans	$142,339	$152,942
Interest on securities, deposit accounts, and federal funds sold	17,981	16,053
Total interest income	160,320	168,995
Interest expense:
Interest on deposits	69,070	59,969
Interest on subordinated notes	2,414	2,209
Interest on FHLB and FRB borrowings	10,175	13,776
Total interest expense	81,659	75,954
Net interest income	78,661	93,041
(Recovery of) provision for credit losses - loans	(2,900)	24,703
Recovery of credit losses - unfunded commitments	(2,200)	(2,380)
Total (recovery of) provision for credit losses	(5,100)	22,323
Net interest income after provision for credit losses	83,761	70,718
Noninterest income:
Fair value adjustments of other equity investments	(8,152)	(110)
Residential mortgage banking income	10,391	11,878
Mortgage servicing rights	629	(1,878)
Loss on sale of mortgage servicing rights	(3,607)	—
Gain on sale of government guaranteed loans	102	5,704
Wealth and trust management	2,434	1,839
Service charges on deposit accounts	1,526	1,257
Increase in cash surrender value of BOLI	855	1,195
Bank and purchase card, net	2,060	1,703
Loss on sale of securities available for sale	(67)	(649)
Loss on sale of other equity investments	—	(1,636)
Other	7,402	9,072
Total noninterest income	13,573	28,375
Noninterest expense:
Salaries and employee benefits	58,161	58,158
Occupancy and equipment	5,577	6,506
Technology and communications	10,024	10,096
Legal and regulatory filings	2,050	4,613
Advertising and marketing	933	1,157
Audit fees	3,019	2,821
FDIC insurance	5,463	5,059
Intangible amortization	1,083	1,295
Other contractual services	6,576	7,753
Other taxes and assessments	3,037	3,216
Regulatory remediation	4,671	10,459
Goodwill impairment	—	26,826
ESOP litigation	—	6,000
Other	13,247	13,978
Total noninterest expense	113,841	157,937
Loss before income taxes	(16,507)	(58,844)
Income tax benefit	(1,122)	(7,071)
Net loss	$(15,385)	$(51,773)
Basic and diluted loss per common share	$(0.31)	$(2.73)

Blue Ridge Bankshares, Inc.
Quarter Summary of Selected Financial Data (unaudited)

	As of and for the Three Months Ended
(Dollars and shares in thousands, except per common share data)	December 31,	September 30,	June 30,	March 31,	December 31,
Income Statement Data:	2024	2024	2024	2024	2023
Interest income	$37,932	$39,225	$40,631	$42,531	$43,160
Interest expense	18,807	20,124	20,546	22,182	21,397
Net interest income	19,125	19,101	20,085	20,349	21,763
(Recovery of) provision for credit losses	(1,000)	(6,200)	3,100	(1,000)	2,770
Net interest income after provision for credit losses	20,125	25,301	16,985	21,349	18,993
Noninterest income	2,814	2,698	272	7,788	4,064
Noninterest expenses	25,640	26,454	29,308	32,437	30,540
(Loss) income before income taxes	(2,701)	1,545	(12,051)	(3,300)	(7,483)
Income tax (benefit) expense	(698)	599	(616)	(407)	(1,724)
Net (loss) income	(2,003)	946	(11,435)	(2,893)	(5,759)
Per Common Share Data:
(Loss) earnings per common share - basic and diluted	$(0.03)	$0.01	$(0.47)	$(0.15)	$(0.30)
Book value per common share	3.86	4.30	4.15	9.24	9.69
Tangible book value per common share - Non-GAAP	3.82	4.25	4.10	9.04	9.47
Balance Sheet Data:
Total assets	$2,737,260	$2,944,691	$2,933,072	$3,076,187	$3,117,554
Average assets	2,863,014	2,967,774	3,084,643	3,164,932	3,165,886
Average interest-earning assets	2,736,834	2,796,116	2,886,186	2,966,491	2,979,065
Loans held for investment	2,111,797	2,180,413	2,259,279	2,394,089	2,430,947
Allowance for credit losses	23,023	25,453	28,036	35,025	35,893
Purchase accounting adjustments (discounts) on acquired loans	3,996	4,162	4,408	4,873	5,117
Loans held for sale	30,976	22,082	54,377	34,902	46,337
Securities available for sale, at fair value	312,035	314,784	307,427	314,394	321,081
Noninterest-bearing demand deposits	452,690	459,793	470,128	496,375	506,248
Fintech Banking-as-a-Service ("BaaS") deposits	233	63,674	172,456	272,973	370,968
Total deposits	2,179,442	2,346,492	2,325,839	2,465,776	2,566,032
Subordinated notes, net	39,789	39,806	39,822	39,838	39,855
FHLB and FRB advances	150,000	190,000	202,900	345,000	275,000
Average interest-bearing liabilities	2,021,814	2,121,402	2,228,071	2,411,683	2,362,774
Total stockholders' equity	327,788	336,347	325,614	180,906	185,989
Average stockholders' equity	330,343	326,880	318,042	183,901	223,840
Weighted average common shares outstanding - basic	78,881	73,366	24,477	19,178	19,033
Weighted average common shares outstanding - diluted	78,881	87,086	24,477	19,178	19,033
Financial Ratios:
Return on average assets (1)	-0.28%	0.13%	-1.48%	-0.37%	-0.73%
Return on average equity (1)	-2.43%	1.16%	-14.38%	-6.29%	-10.29%
Total loan to deposit ratio	98.3%	93.9%	99.5%	98.5%	96.5%
Held for investment loan-to-deposit ratio	96.9%	92.9%	97.1%	97.1%	94.7%
Fintech BaaS deposits to total deposits ratio	0.0%	2.7%	7.4%	11.1%	14.5%
Net interest margin (1)	2.80%	2.74%	2.79%	2.75%	2.92%
Cost of deposits (1)	2.86%	2.91%	2.84%	2.84%	2.73%
Cost of funds (1)	3.01%	3.09%	3.02%	3.03%	2.91%
Efficiency ratio	116.9%	121.4%	144.0%	115.3%	118.2%
Regulatory remediation expenses	273	357	1,397	2,644	3,155
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets	11.5%	11.0%	10.3%	5.8%	7.1%
Allowance for credit losses to loans held for investment	1.09%	1.17%	1.24%	1.46%	1.48%
Ratio of net charge-offs (recoveries) to average loans outstanding (1)	0.36%	-0.61%	1.81%	0.14%	2.84%
Nonperforming loans to total assets	0.93%	1.09%	1.40%	1.73%	2.02%
Nonperforming assets to total assets	0.94%	1.09%	1.40%	1.73%	2.02%
Nonperforming loans to total loans	1.19%	1.46%	1.78%	2.19%	2.55%

Reconciliation of Non-GAAP Financial Measures (unaudited):

Tangible Common Equity:
Total stockholders' equity	$327,788	$336,347	$325,614	$180,906	$185,989
Less: preferred stock (including additional paid-in capital)	—	(20,605)	(20,605)	—	—
Common stockholders' equity	$327,788	$315,742	$305,009	$180,906	$185,989
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(2,998)	(3,281)	(3,552)	(3,913)	(4,179)
Tangible common equity (Non-GAAP)	$324,790	$312,461	$301,456	$176,993	$181,810
Total common shares outstanding	84,973	73,474	73,504	19,584	19,198
Book value per common share	$3.86	$4.30	$4.15	$9.24	$9.69
Tangible book value per common share (Non-GAAP)	3.82	4.25	4.10	9.04	9.47

Tangible Common Equity to Tangible Total Assets
Total assets	$2,737,260	$2,944,691	$2,933,072	$3,076,187	$3,117,554
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(2,998)	(3,281)	(3,552)	(3,913)	(4,179)
Tangible total assets (Non-GAAP)	$2,734,262	$2,941,410	$2,929,520	$3,072,274	$3,113,375
Tangible common equity (Non-GAAP)	$324,790	$312,461	$301,456	$176,993	$181,810
Tangible common equity to tangible total assets (Non-GAAP)	11.9%	10.6%	10.3%	5.8%	5.8%

(1) Annualized.
(2) Excludes mortgage servicing rights.